RESTATED ARTICLES OF INCORPORATION

                                       OF

                                 AGRITOPE, INC.


                                    ARTICLE I

            The name of this corporation (the Corporation) is Agritope, Inc.

                                   ARTICLE II

            A. The aggregate number of shares of authorized capital stock which the Corporation shall have authority to issue shall be in such amounts and divided into classes as follows:

             Title of Class                      No. of Shares
             --------------                      -------------

           Preferred Stock, no                     1,000,000
                par value

             Common Stock, no                     20,000,000
                par value


Each share of Common Stock outstanding immediately prior to the time these restated articles become effective shall be changed into 2,000 shares of Common Stock, and certificates evidencing the additional shares shall be issued thereby effecting a 2,000-for-1 split of the issued Common Stock.

            B. The preferences, limitations, and relative rights of the shares of each class shall be as follows:

                  1.    Preferred Stock.

                  a. Division into Series. The board of directors shall have authority to divide the Preferred Stock into as many series as the board of directors shall from time to time determine, and to issue the Preferred Stock in such series. The board of directors shall determine the number of shares comprising each series, which number may, unless otherwise provided by the board of directors in creating such series, be increased or decreased from time to time by action of the board of directors. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series.




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                  b.  Authority of Board of Directors to Determine  Preferences,
            Limitations, and Relative Rights. The board of directors shall have authority to determine, except as otherwise prescribed in this
            Article II or by law, the preferences, limitations, and relative rights, including voting rights, of the shares of Preferred Stock before the issuance of any shares of such class or the preferences, limitations, and relative rights, including voting rights, of the shares of any series of Preferred Stock before the issuance of any shares of such series. All shares of any such series shall have preferences, limitations, and relative rights, including voting rights, identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, of those of other series of the Preferred Stock.

                  2.    Common Stock.

                  Subject to the preferences,  limitations,  and relative rights of the Preferred Stock, or any series thereof, the holders of Common Stock shall have all rights of shareholders, including, without limitation, (i) unlimited voting rights on all corporate matters on the basis of one vote per share, except as such voting rights may be limited or required to be shared together with another class or series as provided by law, and (ii) the right to receive the net assets of the Corporation upon dissolution.

                  3.    Denial of Preemptive Rights.

                  No  shareholder  of the  Corporation  shall,  by reason of his holding shares of any class, have any preemptive or preferential rights to purchase or subscribe to any shares of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such shareholder) other than such rights, if any,



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            as the board of  directors in its  discretion  from time to time may grant and at such price as the board of directors may fix; and the board of directors may issue shares of the Corporation or any notes, debentures, bonds, or other securities, convertible into or carrying options or warrants to purchase shares without offering any such shares, either in whole or in part, to the existing shareholders.

                                  ARTICLE III

            The Corporation shall indemnify each of its directors to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorney fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, trustee, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. The Corporation may, by action of the board of directors, provide indemnification to officers, employees, and agents of the Corporation who are not directors, with the same scope and effect as the indemnification provided in this Article III to directors. The indemnification provided in this Article III shall not be exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise.

                                  ARTICLE IV

            Directors of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for conduct as directors except to the extent that the Oregon Business Corporation Act, as it now exists or may hereafter be amended, prohibits elimination or limitation of director liability. No repeal or amendment of this Article IV or of the Oregon Business Corporation Act shall adversely affect any right or protection of a director for actions or omissions prior to the repeal or amendment.




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